Exhibit 21

                         SUBSIDIARIES OF
                    ANNTAYLOR STORES CORPORATION



AnnTaylor Finance Trust, a Delaware statutory business trust
AnnTaylor, Inc., a Delaware corporation
AnnTaylor Travel, Inc., a Delaware  corporation
AnnTaylor Funding, Inc., a Delaware corporation
AnnTaylor Distribution Services, Inc., a Delaware corporation
AnnTaylor Loft, Inc., a Delaware corporation
AnnTaylor Global Sourcing, Inc., a Delaware corporation